Exhibit 99.1

Perry Ellis International Announces Results for Third Quarter Fiscal Year 2010

•

EPS, net income and EBITDA ahead of consensus – Earnings of $0.31 per fully diluted share, net income of $4.1 million and EBITDA of $12.3 million compared to consensus earnings per share of $0.21, net income of $2.6 million and EBITDA of $10.5 million, respectively

•	Further operating expense reduction of $11.5 million – 18% below last year

•	Strong controls drive inventory reduction of $28.5 million – 23% below last year

•	Continued balance sheet strength and liquidity position – $25.5 million in cash and senior credit facility fully available with no borrowings at quarter’s end

•	Company increases earnings per share range for full fiscal year to $0.80 to $0.95 from the previous range of $0.70 to $0.85

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter and nine months ended October 31, 2009.

Third Quarter Results from Operations

“We are pleased to report results slightly ahead of plan for the third quarter of fiscal 2010. This is a validation to the strength of our brands, the benefit of our diversified business model, the power of our niche strategy and the decisiveness of our actions,” commented Oscar Feldenkreis, President and COO of Perry Ellis International. “As the global economy begins to emerge from this deep recession, the Company is well on its way to reverting to a growth pattern. We see the current holiday season as the beginning of the recovery.”

For the three months ended October 31, 2009 (“third quarter of fiscal 2010”), earnings per fully diluted share at $0.31 represented a decrease of $0.02 compared to $0.33 for the third quarter ended October 31, 2008 (“third quarter of fiscal 2009”). This compares positively to Thomson’s First Call consensus of earnings at $0.21 per fully diluted share for the Company during the third quarter of fiscal 2010. Earnings per fully diluted share were positively affected by a reduced number of shares outstanding and a tax benefit attributable to the reduction in unrecognized tax benefits related to the Company’s foreign operations. At $4.1 million, earnings for the third quarter of fiscal 2010 declined $0.9 million compared to $5.0 million for the same period last year.

The cost reduction initiatives launched at the end of fiscal year 2009 and strict expense controls during the third quarter of fiscal 2010 resulted in operating expense reductions of $11.5 million. Operating expenses at $52.0 million represented an 18% reduction compared to $63.5 million for the third quarter of fiscal 2009. These reductions contributed to earnings before interest, tax, depreciation and amortization (“EBITDA”) for the quarter of $12.3 million. A table showing the reconciliation of EBITDA to net income is attached.

As a result of strict inventory controls and reduced operational chargebacks, the Company’s gross margins for the third quarter of fiscal 2010 expanded to 34.2%, an improvement of 10 basis points compared to 34.1% for the same period the prior year.

“We are pleased with our gross margin improvements for this quarter. Despite margin pressures we have experienced throughout this fiscal year, our investment in information systems and our proactive management of the supply chain has more than offset them,” Mr. Feldenkreis continued.

Total revenues for the third quarter of fiscal 2010 were on plan at $178.5 million. These results represented a $44.3 million revenue decline compared to $222.8 million reported in the third quarter of fiscal 2009.

Compared to third quarter last year, the Company increased revenues in certain businesses including:

(i)	Continued strong performance at Kohl’s with above plan sell-thru for GrandSlam and increased penetration of Hispanic brand Centro;

(ii)	Increased door penetration at mid-tier for the re-launched John Henry brand;

(iii)	Improved comps for same store sales at Perry Ellis and Original Penguin direct-to-consumer divisions;

(iv)	Initial shipments for Callaway Fall ’09 product at department stores; and

(v)	Above plan performance for Laundry by Shelli Segal and leather accessories under the Perry Ellis brand at the department store channel.

Mr. Feldenkreis commented, “Our Perry Ellis Collection, mid-tier brands, golf and Hispanic businesses all reported a strong third quarter and are positioned for growth in the holiday and spring seasons. We are excited about our fourth quarter prospects.”

These results were offset by the overall weakness in the department store and luxury distribution channel, particularly for the swim category, plus the planned and previously announced reductions in the following businesses:

(i)	Door count reduction for Perry Ellis Collection by exiting of unprofitable doors at the department store distribution channel, accounting for $14.2 million for the quarter;

(ii)	Planned exit of mass merchant private label business accounting for approximately $11.8 million;

(iii)	Anticipated exiting of PING golf business at the corporate channel of $4 million;

(iv)	Departure of multiple retailers which filed for Chapter 11 during fiscal 2009, accounting for revenues of approximately $1.7 million;

(v)	Exit of the Dockers outerwear license and men’s specialty store business of approximately $6.5 million for the same period last year.

“Based on current trends, we are confident that the third quarter marks the final quarter of revenue declines for our Company. Initial readings point to a solid holiday season and a strong first quarter for fiscal 2011. As the economy rebounds, we believe that the decisive actions taken during these challenging times have positioned Perry Ellis International as a stronger, more efficient and better managed company for fiscal 2011 and beyond,” Mr. Feldenkreis concluded.

Balance Sheet and Liquidity Review

For the third consecutive quarter, the Company improved its balance sheet and remains in an outstanding financial position. The continued discipline in working capital management allowed the Company to keep its senior credit facility unutilized, providing $125 million in availability at the end of the third quarter. Additionally, the Company reported $25.5 million in cash and cash equivalents.

Proactive retail planning and inventory discipline allowed the Company to reduce its inventories by $28.5 million, or 22.5%, compared to October 31, 2008, ending the quarter with total inventory of $97.9 million. Inventory turns increased to 4.52 times, compared to 4.28 times last year. Accounts receivable were reduced to $123.6 million, compared to $149.2 million as of October 31, 2008. This represents a $25.6 million or 17.1% reduction, in line with the net sales reduction for the quarter.

“We remain committed to conservatively managing our working capital, while generating strong operational cashflow,” George Feldenkreis, Chairman and CEO, commented. “Our decisive financial management has positioned Perry Ellis International in its best shape in recent years.”

Nine Months Operations Review

For the nine months ended on October 31, 2009 (“first nine months of fiscal 2010”), total revenues decreased by 15.5% to $557.8 million from $660.1 million during the same period last year. This decrease includes lost revenues of approximately $82.5 million due to retailers filing for bankruptcy protection during fiscal 2009, the exit of the PING and Dockers licenses and the men’s specialty store distribution channel, the licensing out of the Perry Ellis dress shirts business and the exit of multiple private label programs, primarily at Wal-Mart. Due to the highly promotional environment pervasive in the consumer goods industry, coupled with inventory liquidation of exited businesses during the first nine months of fiscal 2010, the Company also reported a decrease in gross profit margins of 157 basis points compared to the first nine months ended on October 31, 2008 (“first nine months of fiscal 2009”).

Revenue and gross profit declines have been partially offset by the cost reduction process initiated during fiscal 2009 and continued throughout fiscal 2010. Compared to the first nine months of fiscal 2009, the Company reduced its operating expenses by $32.3 million, or 17%, to $161.1 million. Net income for the period declined from $8.7 million to $4.7 million, a $4.0 million reduction compared to the first nine months of fiscal 2009.

Fiscal 2010 Guidance

Better than expected results during the third quarter of fiscal 2010 have allowed the Company to increase its earnings guidance to the range of $0.80 to $0.95 per fully diluted share, from the previously announced $0.70 to $0.85 range, for fiscal year 2010.

“Despite the uncertainty in the consumer environment, we continue to perform at our growth platforms and deliver on our cost cutting initiatives,” Mr. Feldenkreis continued. “Although we keep trending ahead of our internal plans, we remain conservative in this uncertain environment and our current guidance reflects this.”

The Company also confirmed its guidance for fiscal 2010 of total revenues decreasing in the low double digit range, but revenue growth and gross margin improvements for the remainder of the current year. Finally, the Company announced that it will provide fiscal 2011 guidance after the end of the current holiday season.

“We are cautiously optimistic about fiscal 2011. Next year should see Perry Ellis International returning to a solid growth path, with gross margins expanding and operational leverage resulting from expense control initiatives executed throughout this year as well as new business initiatives. As we move along during this critical holiday season, we will provide our guidance for next year.” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and Callaway®, PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Inc. /Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Nine Months Ended
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Revenues
Net sales	$172,154	$216,232	$539,172	$641,398
Royalty income	6,397	6,583	18,592	18,665

Service fees	-	-	-	-

Total revenues	178,551	222,815	557,764	660,063
Cost of sales	117,564	146,915	378,335	437,359

Gross profit	60,987	75,900	179,429	222,704
Operating expenses
Selling, general and administrative expenses	48,704	59,933	150,778	182,529
Cost of services	-	-		-
Depreciation and amortization	3,292	3,551	10,305	10,898
Impairment on long-lived assets	-	-	-	-

Total operating expenses	51,996	63,484	161,083	193,427

Operating income	8,991	12,416	18,346	29,277
Impairment on marketable securities	-	580	-	2,563
Interest expense	4,711	4,355	13,295	13,134

Income before income taxes	4,280	7,481	5,051	13,580
Income tax (benefit) provision	(26)	2,244	107	4,288

Net income	4,306	5,237	4,944	9,292

Less: net income attributed to noncontrolling interest	168	238	265	565

Net income attributed to Perry Ellis International, Inc.	$4,138	$4,999	$4,679	$8,727

Net income attributed to Perry Ellis International, Inc. per share
Basic	$0.33	$0.34	$0.37	$0.59

Diluted	$0.31	$0.33	$0.36	$0.57

Weighted average number of shares outstanding
Basic	12,695	14,752	12,688	14,673
Diluted	13,230	15,170	12,889	15,272

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 31, 2009	January 31, 2009
Assets
Current assets:
Cash and cash equivalents	$25,519	$8,813
Accounts receivable, net	123,623	142,870
Inventories	97,865	139,074
Deferred income taxes		-
Prepaid income taxes		-
Other current assets	29,487	31,508

Total current assets	276,494	322,265

Property and equipment, net	63,666	70,222
Intangible assets	200,315	201,229
Deferred income taxes		-
Other assets	5,567	5,870

Total assets	$546,042	$599,586

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$37,963	$45,826
Accrued expenses and other liabilities	24,345	23,825
Senior credit facility		-
Accrued interest payable	1,866	5,336
Current portion - real estate mortgages	11,067	494
Income taxes payable		-
Deferred income taxes
Unearned revenues	5,771	5,654
Other current liabilities

Total current liabilities	81,012	81,135

Long term liabilities:
Senior subordinated notes payable	149,787	149,409
Senior secured notes payable		-
Senior credit facility	-	54,415
Real estate mortgages	13,780	24,686
Deferred pension obligation	17,942	17,708
Unearned revenues and other long-term liabilities	23,319	20,132

Total long-term liabilities	204,828	266,350

Total liabilities	285,840	347,485

Stockholders’ equity

Preferred stock	-	-
Common stock	161	160
Additional paid-in-capital	106,237	103,933
Retained earnings	171,350	166,671
Accumulated other comprehensive loss	(3,703)	(6,306)
Treasury stock at cost	(17,415)	(15,664)

Total Perry Ellis International, Inc. stockholders’ equity	256,630	248,794

Noncontrolling interest	3,572	3,307

Total stockholders’ equity	260,202	252,101

Total liabilities and stockholders’ equity	$546,042	$599,586

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008

Net income attributed to Perry Ellis International, Inc.	$4,138	$4,999	$4,679	$8,727
Plus:
Depreciation and amortization	3,292	3,551	10,305	10,898
Interest expense	4,711	4,355	13,295	13,134
Net income attributable to noncontrolling interest	168	238	265	565
Income tax (benefit) provision	(26)	2,244	107	4,288

EBITDA	12,283	15,387	28,651	37,612
Impairment on marketable securities	-	580	-	2,563
One-time non-recurring restructuring costs	-	560	-	2,971
Impairment on long-lived assets	-	-	-	-

EBITDA as adjusted	$12,283	$16,527	$28,651	$43,146

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

“EBITDA as adjusted” consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities and long-lived assets. This impairment is “EBITDA as adjusted” consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities and the one-time non-recurring restructuring costs. These are not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed from the calculation.